                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                              ELCOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                      LOGO
                              14643 DALLAS PARKWAY
                         SUITE 1000, WELLINGTON CENTRE
                            DALLAS, TEXAS 75240-8871

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD TUESDAY, OCTOBER 24, 1995

To the Shareholders:

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Elcor Corporation (the "Company") will be held in the Derrick Room of the Midland Petroleum Club, 501 West Wall Street, Midland, Texas, on Tuesday, October 24, 1995, at 10 a.m., local time, for the following purposes:

          1. To elect two directors to hold office for the terms specified in the Proxy Statement or until their successors are elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending June 30, 1996; and

          3. To transact such other business as may properly come before such meeting or any adjournment or adjournments thereof (the "Meeting").

     An alphabetical list of the names and addresses of shareholders eligible to vote at the Meeting, together with the number of shares registered, will be maintained during ordinary business hours at the offices of Ortloff Engineers, Ltd. at Suite 2000, Wilco Building, 415 West Wall Street, Midland, Texas 79701 for at least ten days prior to the Meeting.

     The Board of Directors has fixed the close of business on September 5, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

                                             By Order of the Board of Directors
                                                      DAVID G. SISLER
                                                         Secretary

Dated: September 19, 1995

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE. ANY SHAREHOLDER GRANTING A PROXY MAY REVOKE SAME AT ANY TIME PRIOR TO ITS EXERCISE. ALSO, WHETHER OR NOT YOU GRANT A PROXY, YOU MAY VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                      LOGO
                              14643 DALLAS PARKWAY
                         SUITE 1000, WELLINGTON CENTRE
                            DALLAS, TEXAS 75240-8871

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD TUESDAY, OCTOBER 24, 1995

                             SOLICITATION OF PROXY

     The accompanying proxy is solicited on behalf of the Board of Directors of Elcor Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, October 24, 1995, and at any adjournment or adjournments thereof (the "Meeting"). In addition to the use of the mails, proxies may be solicited by personal interview, telephone or facsimile by officers, directors and other employees of the Company, who will not receive additional compensation for such services. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse such persons for forwarding such material at the rates suggested by the New York Stock Exchange. The Company will bear the cost of this solicitation of proxies. Such costs are expected to be nominal. Proxy solicitation will commence with the mailing of this Proxy Statement on or about September 19, 1995.

     Any shareholder giving a proxy has the power to revoke the same at any time prior to its exercise by executing a subsequent proxy or by written notice to the Secretary of the Company or by attending the Meeting and withdrawing the proxy.

                               PURPOSE OF MEETING

     As stated in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement, the business to be conducted and the matters to be considered and acted upon at the Meeting are as follows:

          1. To elect two directors to hold office for the terms specified herein or until their successors are elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending June 30, 1996; and

          3. To transact such other business as may properly come before the Meeting.

                               VOTING AT MEETING

     The voting securities of the Company consist solely of common stock, par value $1 per share ("Common Stock").

     The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on September 5, 1995 (the "Record Date"), at which time the Company had outstanding and entitled to vote at the Meeting 8,722,908 shares of Common Stock. Shareholders are entitled to one vote, in person or by proxy, for each share of Common Stock held in their names on the Record Date.

     Shareholders representing fifty-one percent of the Common Stock outstanding and entitled to vote must be present or represented by proxy to constitute a quorum.

     Neither abstentions nor broker non-votes are counted as votes cast on any matter to which they relate. All shares represented in person or by proxy, including abstentions and broker non-votes, are considered in determining whether a quorum has been reached on a particular matter. A broker non-vote will occur when a broker who holds shares in nominee form, or "street name," for a customer does not have the authority under the rules of the New York Stock Exchange ("NYSE") to cast a vote on a particular matter because the matter is deemed by the NYSE to be non-discretionary and the broker's customer has not furnished voting instructions.

     If a shareholder is a participant in the Company's Employee Stock Ownership Plan ("ESOP"), the proxy card will also serve as a voting direction for the Trustee of such plan. Shares not yet allocated to ESOP participants, under the terms of the ESOP, will be voted in proportion to allocated ESOP shares for which voting is directed. Allocated shares held through the ESOP for which participants do not return properly signed proxy cards will be voted as the Trustee directs in the exercise of its fiduciary duties.

     The election of directors and the ratification of the appointment of Arthur Andersen LLP as independent auditors each will require the affirmative vote of a majority of the Common Stock present or represented by proxy at the meeting and voting thereon. Cumulative voting for directors is not authorized.

                                STOCK OWNERSHIP

     The following table sets forth as of September 5, 1995, the number of shares of Common Stock beneficially owned by each director, each Named Executive Officer (as defined under "Executive Compensation" below), and by all directors and executive officers as a group.

                     NAME OF BENEFICIAL OWNER                     SHARES OF          PERCENT
                       OR IDENTITY OF GROUP                    COMMON STOCK(1)       OF CLASS
    ---------------------------------------------------------- ---------------       --------
    Roy E. Campbell...........................................      766,174(2)          8.78
    F. H. Callaway............................................      174,896             2.01
    James E. Hall.............................................      120,800             1.38
    Robert M. Leibrock........................................      219,650             2.52
    W. F. Ortloff.............................................       29,706                *
    Phil Simpson..............................................       10,000                *
    James L. Dow II...........................................          381(3)             *
    Leonard R. Harral.........................................        7,026(4)             *
    Richard J. Rosebery.......................................       97,054(5)          1.11
    Harold K. Work............................................      114,533(6)          1.31
    All directors and executive officers as a group (12
      persons)................................................    1,561,271(7)         17.73

---------------

 *  Percentages of one percent or less have been omitted.

(1) All shares are owned directly and the owner has sole voting and investment power with respect to such shares, except for (i) option shares as shown in notes (2) and (4) through (7); (ii) shares allocated to such persons' accounts in the ESOP; and (iii) shares that are treated as beneficially owned by such persons for purposes of this table, such as, but not limited to, shares which are held in the name of the wife or minor children of such persons, or as trustee or custodian for children of such persons, or by children who are not minors but who reside with such persons.

(2) Includes options currently exercisable or exercisable within sixty days for 20,850 shares.

(3) Represents ESOP shares, twenty percent of which were vested as of the date of Mr. Dow's resignation.

(4) Includes options currently exercisable or exercisable within sixty days for 1,556 shares.

(5) Includes options currently exercisable or exercisable within sixty days for 27,000 shares.

(6) Includes options currently exercisable or exercisable within sixty days for 29,050 shares.

(7) Includes options currently exercisable or exercisable within sixty days for 82,955 shares.

     The following table sets forth as of September 5, 1995, certain information with respect to each beneficial owner who is known to the Company to own more than 5 percent of the outstanding shares of Common Stock.

              NAME AND ADDRESS OF                 SHARES OF         PERCENT
               BENEFICIAL OWNER                  COMMON STOCK       OF CLASS
-----------------------------------------------  ------------       --------
Roy E. Campbell                                     745,324(1)        8.54
     14643 Dallas Parkway
     Wellington Centre, Suite 1000
     Dallas, TX, 75240-8871
Trustees for the Employee Stock Ownership Plan
  of Elcor Corporation                              678,830           7.78
     c/o Elcor Corporation
     14643 Dallas Parkway
     Wellington Centre, Suite 1000
     Dallas, TX 75240-8871
FMR Corp.                                           550,900(2)        6.32
     82 Devonshire Street
     Boston, MA 02109-3614
State Farm Mutual Automobile Insurance Company      500,000(3)        5.73
     One State Farm Plaza
     Bloomington, IL 61710

---------------

(1) Excludes 20,850 exercisable option shares reflected in Stock Ownership Table above.

(2) This information was based solely on a letter from FMR Corp. dated September 12, 1995. As of August 31, 1995, FMR Corp. beneficially owned 550,900 shares, including: 517,300 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; and 33,600 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans and serving as investment adviser to certain other funds which are generally offered to limited groups of investors. FMR Corp. has sole voting power with respect to 33,600 shares and sole dispositive power with respect to 550,900 shares.

(3) This information was taken from an Amended Schedule 13G filed with the Securities and Exchange Commission as of January 26, 1995, by State Farm Mutual Automobile Insurance Company (hereinafter referred to as "State Farm") and a letter from State Farm dated September 12, 1995. State Farm or its affiliates have sole voting power and sole dispositive power with respect to 500,000 shares.

     As far as is known to management of the Company, no other single person owns beneficially more than 5 percent of the outstanding shares of Common Stock.

                               BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. The Board meets regularly throughout the year, including the annual organization meeting following the Annual Meeting of Shareholders. During the last fiscal year, the Board met eleven times.

     The Board has established a number of standing committees of certain of its members to perform particular areas of responsibility. These are the Executive, Audit, and the Compensation Committees. There is no Nominating Committee.

     The primary function of the Executive Committee is to assist the Board by acting upon matters when the Board is not in session within general guidelines previously authorized by the Board. All actions taken by the

Committee are promptly reported to and reviewed by the full Board. The Committee met twelve times during the last fiscal year. The Executive Committee consists of Messrs. Campbell, Callaway, Leibrock and Ortloff.

     The Audit Committee consists of Messrs. Leibrock, Hall and Simpson, all of whom are nonemployee directors. The functions of the Committee are to determine whether management has established internal controls which are sound, adequate and working effectively; to ascertain whether Company assets are verified and safeguarded; to review and approve external audits; to review audit fees and the appointment of independent auditors; and to review nonaudit services provided by the independent auditors. The Committee met three times during the last fiscal year.

     The Compensation Committee consists of Messrs. Callaway, Hall and Ortloff. Its function is to independently review and assess compensation for the Chief Executive Officer and all other executive officers of the Company and provide advice and recommendations to the Board of Directors concerning such compensation, benefits and the development of policies on employee compensation for the Company. The Committee met four times during the last fiscal year.

     Due to an illness which included a lengthy hospital stay, Mr. Ortloff attended only seven of the eleven Board of Directors meetings (63%) and six of the twelve Executive Committee meetings (50%) during the last fiscal year.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     At the Meeting, two directors, Messrs. Roy E. Campbell and James E. Hall, are to be elected for a three-year term or until their successors are elected and qualified.

     In accordance with Company's By-Laws, directors are divided into three classes, each of which is composed of one-third of the directors. At the 1995 Annual Meeting, two directors will be elected to serve for terms of three years expiring on the date of the Annual Meeting of Stockholders in 1998. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the By-Laws of the Company. The nominees for directors are both currently board members. The names of nominees for the Board of Directors and the names of directors whose terms will continue after the Meeting are listed below.

     Neither of the nominees has any family relationship with the other or any officer or director of the Company or any of its subsidiaries. Neither of the nominees is being proposed for election pursuant to any arrangement or understanding between such nominee and any other person except only the directors and executive officers of the Company acting solely as such.

     Shares represented by properly executed proxies will be voted, in the absence of contrary indication therein or revocation thereof by the shareholder granting such proxy, in favor of the election of the nominees named below as directors, to hold office for the term stated above. The persons named as proxies in the enclosed proxy have been designated by the Company's management and intend to vote for the election to the Board of Directors of the persons named below. If the contingency should occur that any such nominee is unable to serve as a director, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that management may designate. Management knows of no reason why any nominee would be unable to serve. The information presented herein with respect to the nominees was obtained in part from the respective persons, and in part from the records of the Company.

                         NOMINEES FOR THREE-YEAR TERMS

ROY E. CAMPBELL, 69 -- Chairman of the Board, Chief Executive Officer and
  President, Elcor Corporation.

     Mr. Campbell has been President of the Company since 1965 and, for more than the past five years, has also served as a director and/or officer of each of the Company's subsidiaries. Mr. Campbell is a member of the board of governors of the Midland Memorial Foundation. Mr. Campbell is Chairman of the Executive Committee. He has been a director since 1965 and his term expires in 1995.

JAMES E. HALL, 60 -- President of Chaparral Cars, Inc. and Manager of Condor
  Operating Company.

     For more than the past five years, Mr. Hall has been President and a director of Chaparral Cars, Inc., which builds and operates cars for major national racing events, and Manager of Condor Operating Company, independent oil operators. Since June 1990, Mr. Hall has been a director and officer of Hall Racing, Inc. Since March 1990, Mr. Hall has been a director and officer of Condor Aviation Company, Inc. Mr. Hall has been a director of Championship Auto Racing Teams, Inc. since June 1991. Mr. Hall is a member of the Audit Committee and the Compensation Committee. He has served as a director since 1974 and his term expires in 1995.

                              CONTINUING DIRECTORS

F. H. CALLAWAY, 73 -- Partner, Callaway Oil & Gas Co.

     Mr. Callaway has, for more than the past five years, been an independent oil operator and since May 1981 has been a partner in Callaway Oil & Gas Co., an oil and gas exploration and production company. Mr. Callaway also serves as a director of Canark Petroleum Inc., Caljam Oil & Gas Ltd., and Callaway Production Co., Inc. Mr. Callaway is a member of the Executive Committee and Chairman of the Compensation Committee and has been a director of the Company since 1965. His current term expires in 1996.

ROBERT M. LEIBROCK, 75 -- Partner, Amerind Oil Company, Ltd.

     Mr. Leibrock has, for more than the past five years, been an independent oil operator and since February 1981 has been a partner in Amerind Oil Company, Ltd., an oil and gas exploration and production company. Mr. Leibrock is a director of Abell-Hanger Foundation. Mr. Leibrock is a member of the Executive Committee and Chairman of the Audit Committee. He was a director of the Company from 1965 to January 1968, and since March 1969. His current term expires in 1997.

W. F. ORTLOFF, 72

     Mr. Ortloff served as Executive Vice President of the Company (1965-1981) and Vice Chairman of the Board of the Company (1977-1981). From February 1984 until April 24, 1989, Mr. Ortloff served as President, Chief Executive Officer and Director of Gory Associated Industries, Inc., a subsidiary of the Company. Mr. Ortloff is a member of the Board of Executors of the Petroleum Museum of Midland, Texas. Mr. Ortloff is a member of the Executive Committee and the Compensation Committee. He was elected a director in 1965. His current term expires in 1997.

PHIL SIMPSON, 60 -- Chairman of the Board, President and Chief Executive Officer of Republic Gypsum Company.

     Mr. Simpson is one of the founders of Republic Gypsum Company and has served as an officer and director of that company since its incorporation in 1961. Republic Gypsum Company and its wholly owned subsidiary, Republic Paperboard Company, are manufacturers of recycled paperboard and gypsum wallboard. Mr. Simpson is a Trustee of the Recycled Paperboard Technical Association. He was appointed to the Board on July 26, 1993, and subsequently elected as a director on October 25, 1993. His current term expires in 1996.

                       THE BOARD OF DIRECTORS RECOMMENDS

                   A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, "Named Executive Officers"), based on salary and bonus earned during the prior three fiscal years ending June 30.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                  ANNUAL               COMPENSATION
                                               COMPENSATION          ----------------
           NAME AND             FISCAL     ---------------------      STOCK OPTIONS          ALL OTHER
    PRINCIPAL POSITION(A)        YEAR       SALARY      BONUS(B)     (# OF SHARES)(C)     COMPENSATION(D)
------------------------------  ------     --------     --------     ----------------     ---------------
Roy E. Campbell...............   1995      $360,167     $ 25,617          10,000              $70,285
                                 1994       341,666      156,056           7,500               39,100
                                 1993       318,667      185,480           7,100               24,377
James L. Dow II...............   1995      $118,960     $  6,515           1,290              $14,389
                                 1994       114,522       36,773             960               10,931
                                 1993       111,146       41,410           1,000                2,277
Leonard R. Harral.............   1995      $ 94,333     $  2,902             850              $ 8,120
                                 1994        90,334       16,711             465                7,499
                                 1993             0            0               0                    0
Richard J. Rosebery...........   1995      $195,997     $ 10,501           7,500              $29,765
                                 1994       185,141       58,934           7,500               19,491
                                 1993       177,686       71,694           6,500               17,519
Harold K. Work................   1995      $261,667     $ 35,672           7,500              $64,434
                                 1994       245,513      138,061           7,500               39,047
                                 1993       231,356      122,122           6,500               37,730

---------------

(a) Capacities in which person served during the fiscal year ending June 30, 1995:

    Roy E. Campbell          Chairman of the Board, Chief Executive Officer and President
    James L. Dow II          Vice President, Secretary and General Counsel. Mr. Dow has
                             resigned from all positions with the Company.
    Leonard R. Harral        Vice President and Chief Accounting Officer
    Richard J. Rosebery      Executive Vice President, Chief Administrative and Financial
                             Officer and Treasurer
    Harold K. Work           Executive Vice President; President and Chief Executive Officer of
                             Elk Corporation of Dallas

(b) Bonus amounts in the summary compensation table were paid under the Company's Incentive Cash Bonus Plan. These amounts are determined through the application of formula calculations based on a targeted range of earnings before federal income taxes of the Company as a whole or of the appropriate business unit.

(c) See the table below entitled "Option Grants During Fiscal 1995" for information concerning the grant of options in fiscal year 1995 for shares of Elcor Common Stock.

(d) Represents contributions by the Company to the Elcor Corporation Employees' 401(k) Savings Plan and Employee Stock Ownership Plan, supplemental retirement benefits, and loans forgiven under the Stock/Loan Plan summarized as follows:

Company Contributions to Employee 401(k) Savings Plan and Employee Stock Ownership Plan:

                                                                  YEAR ENDED JUNE 30,
                                                            -------------------------------
                             NAME                            1995        1994        1993
    ------------------------------------------------------  -------     -------     -------
    Roy E. Campbell.......................................  $ 6,900     $ 6,900     $10,849
    James L. Dow II.......................................    6,900       6,848       2,277
    Leonard R. Harral.....................................    4,967       4,929           0
    Richard J. Rosebery...................................    6,900       6,900      10,849
    Harold K. Work........................................    6,900       6,900      10,849

Loans Forgiven Under the Stock/Loan Plan:

                                                                  YEAR ENDED JUNE 30,
                                                            -------------------------------
                             NAME                            1995        1994        1993
    ------------------------------------------------------  -------     -------     -------
    Roy E. Campbell.......................................  $40,748     $32,200     $13,528
    James L. Dow II.......................................    7,302       4,083           0
    Leonard R. Harral.....................................    3,153       2,570           0
    Richard J. Rosebery...................................   15,931      12,591       6,670
    Harold K. Work........................................   42,457      32,147      26,881

Supplemental Retirement Benefits Paid:

                                                                  YEAR ENDED JUNE 30,
                                                            -------------------------------
                             NAME                            1995        1994        1993
    ------------------------------------------------------  -------     -------     -------
    Roy E. Campbell.......................................  $22,637        0           0
    James L. Dow II.......................................      187        0           0
    Leonard R. Harral.....................................        0        0           0
    Richard J. Rosebery...................................    6,934        0           0
    Harold K. Work........................................   15,077        0           0

OPTION EXERCISES DURING 1995 AND FISCAL YEAR END OPTION VALUES

     The following table provides information related to options exercised and options available under the Company's Incentive Stock Option Plan at June 30, 1995 to the Named Executive Officers.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                    OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(B)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE     REALIZED(A)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Roy E. Campbell.............          0       $     0        13,550         21,050       $ 164,288      $  96,162
James L. Dow II.............        200         2,025             0          3,050               0         11,164
Leonard R. Harral...........         50           463         1,920          3,434          26,087         28,423
Richard J. Rosebery.........          0             0        20,400         28,100         280,888        180,863
Harold K. Work..............      3,700        42,200        22,450         28,100         311,368        180,863

(a) Market value of underlying securities at exercise date minus the exercise price, not reduced for taxes payable upon exercise.

(b) The unrealized value of in-the-money options at fiscal year-end represents the aggregate difference between the market value of the underlying securities at June 30, 1995 and the applicable exercise prices. These differences accumulate over what may be, in many cases, several years.

OPTION GRANTS DURING FISCAL 1995

     The following table provides information related to options granted under the Company's Incentive Stock Option Plan to the Named Executive Officers during the fiscal year ended June 30, 1995.

                                                                                           POTENTIAL
                                                                                        REALIZABLE VALUE
                                 INDIVIDUAL GRANTS                                     AT ASSUMED ANNUAL
------------------------------------------------------------------------------------     RATES OF STOCK
                                   NUMBER OF    % OF TOTAL                             PRICE APPRECIATION
                                   SECURITIES    OPTIONS      EXERCISE                     FOR OPTION
                                   UNDERLYING   GRANTED TO     OR BASE                      TERMS(C)
                                    OPTIONS    EMPLOYEES IN   PRICE PER   EXPIRATION   ------------------
               NAME                GRANTED(A)  FISCAL 1995    SHARE(B)       DATE        5%        10%
--------------------------------------------   ------------   ---------   ----------   -------   --------
Roy E. Campbell....................   10,000      17.48%       $ 17.250   10/24/1999   $47,659   $105,313
James L. Dow II....................    1,290       2.26%         19.875    8/28/2004    16,124     40,862
Leonard R. Harral..................      850       1.49%         19.875    8/28/2004    10,624     26,924
Richard J. Rosebery................    7,500      13.11%         19.875    8/28/2004    93,745    237,567
Harold K. Work.....................    7,500      13.11%         19.875    8/28/2004    93,745    237,567

---------------

(a) Options vest at 20% per year on the second through the sixth anniversary dates of the grant except for options to Roy E. Campbell which vest 50% on the second anniversary and 50% on the third anniversary of the grant. Except for options to Roy E. Campbell, options granted are for a term of 10 years, subject to earlier termination upon certain events related to termination of employment. Options granted to Roy E. Campbell are for a term of 5 years.

(b) All options above were granted at market value at date of grant. The exercise price and tax withholding obligations related to exercise may be paid by cash, delivery of already owned shares or a combination of the foregoing.

(c) Gains are reported net of the option exercise price, but before taxes associated with the exercise. These gains are calculated based on the stated assumed compounded rates of appreciation as set by the Securities and Exchange Commission for disclosure purposes. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

STOCK/LOAN PLAN

     Under the Company's Stock/Loan Plan, described in the Compensation Committee Report included with this Proxy Statement, the Named Executive Officers had outstanding loans from the Company of which the highest outstanding balance and ending outstanding balance for the fiscal year ended June 30, 1995 are reflected in the table below:

                                                              LOANS UNDER STOCK/LOAN PLAN
                                                 -----------------------------------------------------
                                                  HIGHEST OUTSTANDING               OUTSTANDING
                       NAME                      BALANCE IN FISCAL 1995       BALANCE AT JUNE 30, 1995
    -------------------------------------------  ----------------------       ------------------------
    Roy E. Campbell............................         $195,979                      $172,140
    James L. Dow II............................             *                             *
    Leonard R. Harral..........................             *                             *
    Richard J. Rosebery........................         $ 74,085                      $ 67,138
    Harold K. Work.............................         $170,313                      $140,609

---------------

* Balances of not more than $60,000 have been omitted.

COMPANY STOCK PERFORMANCE

     The following graph sets forth a comparison of the cumulative total return of the Company's Common Stock against the cumulative total return of the Dow Jones Building Materials index and the Russell 2000 index for the five year period ending June 30, 1995. Cumulative total return assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG ELCOR CORPORATION, THE RUSSELL 2000 INDEX
                   AND THE DOW JONES BUILDING MATERIALS INDEX

      MEASUREMENT PERIOD                                          DJ BUILDING
    (FISCAL YEAR COVERED)         ELCOR CORP     RUSSELL 2000      MATERIALS
6/90                                       100             100             100
6/91                                        70             101              97
6/92                                        93             116             113
6/93                                       278             146             130
6/94                                       263             152             128
6/95                                       239             183             148

*$100 INVESTED ON 06/30/90 IN STOCK OR INDEX-
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING JUNE 30.

DIRECTORS' COMPENSATION

     Nonemployee directors receive $20,000 per year for serving on the Board. The employee directors are not compensated separately for service on the Board. During the last fiscal year, W. F. Ortloff received $60,000 in annual compensation as an employee of the Company.

     Nonemployee members of the Executive Committee receive $6,000 per year for service on such Committee. The employee directors are not compensated separately for service on such Committee.

     Audit Committee members (all of whom are nonemployees) receive $825 per meeting, except the Chairman, who receives $1,200 per meeting.

     Compensation Committee members (all of whom are nonemployees) receive $825 per meeting, except the Chairman, who receives $1,200 per meeting.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee provides advice and recommendations to the Board concerning the compensation, including salaries, bonuses and stock option awards under the Company's Incentive Stock Option Plan ("ISOP") for the Named Executive Officers, ISOP awards to other eligible employees, and the compensation of directors of Elcor. The non-employee members of the Board assess and approve the award of such stock options. All Board members, other than the Chief Executive Officer, evaluate the Chief Executive Officer's performance and approve other elements of his compensation. The Board approves all other elements of compensation for the other Named Executive Officers.

     The objectives of Elcor's executive compensation program are to:

     1. Compensate competitively in order to attract, retain and motivate a highly competent executive team dedicated to achieving the Company's Mission and Strategic Plans, which are designed to result in long-term growth in shareholder value;

     2. Tie individual compensation to individual and team performance and the success of the Company;

     3. Align the executive officers' and certain eligible employees' interests with those of the Company by making incentive compensation dependent upon the performance of the Company or the appropriate business unit;

     4. Align executive officers' and certain eligible employees' interests with those of the shareholders by providing long-term compensation opportunities through participation in the Company's Incentive Stock Option Plans, Stock/Loan Plan and Employee Stock Ownership Plan.

     5.  Maximize the tax deductibility of executive compensation.

To achieve these compensation objectives, Elcor uses a combination of short-term and long-term compensation elements, all of which are affected by the performance of the individual and/or the performance of Elcor or the appropriate business unit. A significant amount of the total compensation is longer term compensation through stock ownership to assure alignment with shareholder interests. In addition, the Named Executive Officers participate in other compensation plans offered to all non-union employees. The Company does not provide post-retirement health care benefits or defined benefit pension plans for the Named Executive Officers or any other non-union employees.

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers. It is presently anticipated that all compensation to be paid to the Company's executive officers will be fully deductible by the Company for federal income tax purpose. It is the Company's intention to evaluate compensation received by executive officers and take the steps necessary, including submitting such matters for shareholder approval if necessary, to assure that such compensation is deductible by the Company.

BASE SALARY

     Base compensation is set based on offering competitive salaries in comparison to market practices. Independent survey data developed by an independent data service for executive positions in other similarly sized industrial companies is used to establish a minimum, median and maximum compensation level for each executive position. These ranges may be subjectively adjusted from industry averages for factors such as local market conditions or unique aspects, responsibilities or qualifications of the position not believed to normally be associated with the position in other similarly sized companies. Base salary ranges are reviewed annually. A range of predetermined percentage increases and a maximum merit increase is established for various performance levels. The base salary position within the range is set after an annual subjective review of performance in areas of the executives' responsibilities, including an evaluation of work performance, achieving specific goals, position requirements and financial performance of the applicable business unit in relation to expected performance based on the annual strategic plan. No specific weighting of factors is used in evaluating overall job performance. Increases in base salaries are consistent with the Company's overall guidelines for other employee salary percentage increases for defined performance levels. These guidelines are revised annually to reflect the influence of economic, industry and Company factors. All base salaries for the Named Executive Officers fall within the range of compensation for their specific positions based on the independent survey data.

INCENTIVE CASH BONUS

     All Named Executive Officers except Mr. Work are eligible for bonuses under the Elcor Incentive Cash Bonus Plan, which has a plan year of October 1 to September 30. Mr. Work is eligible for bonuses under the Elk Corporation of America Incentive Cash Bonus Plan, which also has a plan year of October 1 to September 30. The incentive plan year for Elcor and Elk differs from the Company's fiscal year due to seasonality considerations. Normally for Elcor and Elk, the quarters ending June 30 and September 30 of each fiscal year are seasonally stronger than the quarters ending December 31 and March 31. By beginning the incentive plan year on October 1 of each year, the financial performance during the seasonally weaker quarters are considered before the seasonally stronger quarters, providing greater assurance that executive incentive bonuses accurately reflect full year financial performance. The bonus plans for other business units correspond to the Company's fiscal year, as these businesses are typically less seasonal in nature.

     The Company or its operating units provide incentive cash bonuses payable quarterly for the Named Executive Officers and certain other non-union eligible employees. Beginning with the bonus plan year which commenced in fiscal 1994, bonuses were calculated based on a targeted range of earnings before federal income taxes. During the bonus plan year which commenced in fiscal 1995, targeted earnings levels were modified to include a factor for increases or decreases in total assets employed. The target earnings range for which bonuses will be paid is established annually based on (1) the fiscal year strategic plan for Elcor or the appropriate business unit, and (2) threshold and target levels of earnings, subjectively determined to represent a beginning level and target bonus level that provides incentive to achieve desired results. Desired results are subjectively determined. However, the target is considered to be in the range of the upper quartile performance for the business circumstances present during the plan year. The threshold level is considered to be in the range of average performance under the business circumstances. No bonus is payable until the minimum threshold level of earnings is achieved. Prior to fiscal 1994, the incentive cash bonuses were calculated on a return on total assets concept for Elcor or the appropriate business unit.

     The changes in methodology for calculating incentive cash bonuses were deemed to be a more accurate way to assess the performance of the Company or the appropriate business unit. The relationship of bonuses to base salaries in the Summary Compensation Table reflects the performance level of the Company or applicable business unit for each of the three fiscal years presented through the application of formula calculations based on earnings above the targeted thresholds. Bonuses paid for target performance vary by executive officer and range from 20% to 50% of base salary. Should earnings exceed the upper end of the target range, a premium bonus is awarded. Premium bonuses are calculated at a reduced rate (20%) of the amount of bonus that would have paid had these earnings in excess of target been within the target range.

STOCK/LOAN PLAN

     Under the Stock/Loan Plan the Company may grant to certain eligible key employees rights to apply to the Company for a loan, the proceeds of which must be used to purchase Elcor Common Stock at that time or applied to previous stock purchases not made in connection with the Stock/Loan Plan. The normal maximum amount which may be loaned to each eligible key employee is a percentage of the payment earned under the Incentive Cash Bonus Plan. For the Named Executive Officers, stock loans are granted at 37 1/2 to 50% of amounts earned under the Incentive Cash Bonus Program. Such loans bear no interest and are repayable by the key employee through continued service with the Company or a subsidiary, with the principal amount of the loan being forgiven at the rate of 20% for each year of continuous service subsequent to the date of the making of the loan. The outstanding balances of such loans are required to be repaid on any termination of employment with the company, except for termination due to disability, death or retirement.

LONG TERM COMPENSATION

     Under the Company's Incentive Stock Option Plan, which has previously been approved by the shareholders, the Company may grant qualified and/or nonqualified options to purchase the Company's Common Stock to the Named Executive Officers and eligible key employees of the Company and its subsidiaries. Except for options awarded to Mr. Campbell, stock options awarded in fiscal 1995 must be exercised within ten years from the date of grant. Options awarded to Mr. Campbell in fiscal 1995 must be exercised within five years from the date of grant. The number of options granted is individually determined for each executive based on subjective evaluation of the individual's responsibility level and criticality to the Company, and is influenced by applying a formula of base pay times a predetermined percentage ranging from 10% to 40% of base pay, and dividing this number by the average market price of the Company's stock during the preceding thirty-six months prior to the grant. In recognition of unique performance, some awards are greater than provided by this formula. In fiscal 1995, options were subjectively awarded to Mr. Campbell, Mr. Rosebery, Mr. Work and Mr. Harral in amounts above the formula calculation and Mr. Dow in accordance with the formula calculation.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     The Named Executive Officers and all employees of the Company and its subsidiaries, except those covered by other plans established through collective bargaining, are eligible to participate in the ESOP upon completion of one year of service with the Company under the plan. The Company contributes a percentage (2.3% in fiscal 1995) of each participant's annual compensation, subject to limitations imposed by the Internal Revenue Service. Amounts contributed to the ESOP vest over a period of years (20% after three years of service and an additional 20% for each additional year of service thereafter until 100% vested).

ELCOR CORPORATION EMPLOYEES' 401(K) SAVINGS PLAN

     The Elcor Corporation Employees' 401(k) Savings Plan provides for participation by all employees, including the Named Executive Officers, after one year of service, except those covered by other plans established through collective bargaining. Contribution percentages and vesting of any Company contributions are made according to the same schedule as that of the ESOP described above.

SUPPLEMENTAL RETIREMENT BENEFITS

     In accordance with Internal Revenue Code Section 401(a)(17)(A), qualified benefit plans must limit the annual compensation of each employee taken into account under the plans for any year to an indexed dollar amount, currently $150,000. In September 1994, the Board of Directors determined that this limitation reduces retirement funds intended for the benefit of the employees affected by this limitation and authorized a special cash payment to any employee, including the Named Executive Officers, in an amount equal to the difference between the actual amount contributed for their benefit to the ESOP and 401(k) Savings Plan and the amount that would have been contributed to these plans for their benefit, including a factor to offset a portion of the Federal tax liability due on the payment, had there been no statutory dollar limitation.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     None of the Named Executive Officers has employment or severance agreements with the Company.

CEO COMPENSATION

     The Chief Executive Officer of Elcor, Roy E. Campbell, participates in the same compensation programs as the other Named Executive Officers with each component of his compensation determined according to the same criteria. Mr. Campbell's base salary was increased 5.0% in fiscal 1995, determined in the same manner as other executive officers and as described in the Base Salary section described previously. This percentage increase and dollar increase was within the range and consistent with Company merit performance criteria based on a subjective evaluation of Mr. Campbell's performance in achieving job related goals and objectives and the Company's overall financial performance. Mr. Campbell's incentive compensation was calculated on a formula basis using the same methodology and guidelines as described in the Incentive Cash Bonus section of this report. The decrease in incentive compensation in fiscal 1995 reflects the Company's not achieving target earnings in the current year's Incentive Cash Bonus plan year through June 30, 1995.

     In fiscal 1995, Mr. Campbell was awarded qualified and nonqualified stock options using the same methodology and factors as previously described for other Named Executive Officers. However, consistent with Company practice, Mr. Campbell's stock options were awarded subsequent to the annual meeting in October 1994 whereas stock options to the other Named Executive Officers and other key employees were granted by the Board in August 1994. Accordingly, the option price for Mr. Campbell's award differs from the option price for the other Named Executive Officers.

     All other compensation for Mr. Campbell was determined on the same basis and using the same criteria as the other Named Executive Officers.

                                            F.H. Callaway, Chairman
                                            James E. Hall, Member
                                            W.F. Ortloff, Member

                                  PROPOSAL TWO

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     On recommendation of the Audit Committee, the Board of Directors has appointed, subject to ratification by the shareholders, Arthur Andersen LLP, of Dallas, Texas, as independent auditors of the Company for the fiscal year ending June 30, 1996. This firm has made the annual audit of the accounts of the Company since 1966. The Company has been advised that neither Arthur Andersen LLP nor any member thereof has any direct or indirect financial or other interest in the Company or any of its subsidiaries. The Board of Directors each year requests the shareholders to ratify the appointment of auditors and in the past, the shareholders have overwhelmingly ratified the appointment each year. Shares represented by properly executed proxies will be voted, in the absence of contrary indication therein or revocation thereof by the shareholder granting such proxy, in favor of the ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending June 30, 1996. In the unlikely event that such appointment is not ratified, the Board of Directors will consider alternatives which might be pursued. Such alternatives could include the selection of another auditor or continuation of Arthur Andersen LLP as auditor. A representative of Arthur Andersen LLP will attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if he desires to do so, and such representative will be available to respond to appropriate shareholder questions.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

                           A VOTE FOR THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders with respect to matters to be voted upon at the Company's 1996 Annual Meeting of Shareholders, now scheduled to be held on October 22, 1996, must be received by the Company's Secretary on or before May 21, 1996, in order to be considered for inclusion in the Company's proxy statement and proxy relating to that meeting. Although not included in the Company's proxy statement and proxy relating to that meeting, proposals received after that date but on or before June 20, 1996, will nevertheless be included in the meeting's agenda if in accordance with the Bylaws of the Company.

                          ANNUAL REPORT AND FORM 10-K

     The Annual Report of the Company for the year ending June 30, 1995, including financial statements, is being mailed to shareholders of record at the close of business on the record date together with this proxy statement.

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE 1995 ANNUAL MEETING, THE COMPANY WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF THE FORM 10-K ANNUAL REPORT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FISCAL YEAR ENDED JUNE 30, 1995. REQUESTS SHOULD BE ADDRESSED TO RICHARD J. ROSEBERY, CHIEF ADMINISTRATIVE AND FINANCIAL OFFICER, ELCOR CORPORATION, 14643 DALLAS PARKWAY, SUITE 1000, DALLAS, TEXAS 75240-8871.

                                 OTHER MATTERS

     No business other than that referred to in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote arise, including a question of adjourning the meeting, the persons named as proxies in the enclosed proxy will vote thereon according to their best judgment in the interest of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and written representation that no Forms 5 were required, the Company believes that all reports required by Section 16(a) of the Securities and Exchange Act of 1934 applicable to its directors, executive officers and greater than ten percent stockholders were timely filed in such fiscal year and prior fiscal years except that: (i) executive officer James L. Dow filed a Form 4 on July 5, 1995 which due to clerical error did not reflect the sale of 200 shares on the open market on June 19, 1995, and (ii) director and executive officer Roy E. Campbell filed a Form 4 on April 7, 1995 which due to clerical error did not reflect the correct number of indirect shares. Mr. Dow and Mr. Campbell filed amended Forms 4 on July 12, 1995 and August 28, 1995, respectively, which corrected the errors.

                                             By Order of the Board of Directors
                                                      DAVID G. SISLER
                                                         Secretary

Dated: September 19, 1995

--------------------------------------------------------------------------------

                                     [LOGO]

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         OCTOBER 24, 1995 10:00 a.m.
      Derrick Room of the Midland Petroleum Club, 501 West Wall Avenue,
                                Midland, Texas

        The undersigned, revoking all prior proxies, hereby appoints Roy E. Campbell and Richard J. Rosebery, or either one of them, with full power of substitution, as proxies to represent and vote as designated hereon all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Elcor Corporation dated October 24, 1995 and at any adjournment(s) thereof (collectively, the "Meeting") with all the powers the undersigned would possess if personally present and voting thereat, (a) as instructed on the reverse side with respect to the following matters more fully described in the Proxy Statement dated September 19, 1995, and (b) in their discretion upon other matters which properly come before the meeting.

                           PLEASE SEE REVERSE SIDE

                            FOLD AND DETACH HERE

UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE PROXIES WILL VOTE THE SHARES FOR ITEMS 1 AND 2.

1. ELECTION OF DIRECTORS                  Nominees: Messrs. Roy E. Campbell and James E. Hall.
    FOR             WITHHOLD            To withhold authority to vote for an individual Nominee,
    all             AUTHORITY           write that Nominee's name on the line below.
  Nominees      for all Nominees        --------------------------------------------------------
    / /              / /
2. APPROVAL OF
ARTHUR ANDERSEN LLP
AS AUDITORS FOR FISCAL 1996:

FOR  AGAINST ABSTAIN
/ /   / /      / /

-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If held by a corporation, please sign full corporate name by duly authorized officer. Executors, Administrators, Trustees, etc. should give full title as such.

                                                      Dated               , 1995

                                                      --------------------------
                                                      Signature of Shareholder

                                                      --------------------------
                                                      Signature of Shareholder

                     PLEASE MARK INSIDE BLUE BOXES SO THAT
               DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES
--------------------------------------------------------------------------------